UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	June 3, 2002
(Exact name of registrant as specified in its charter)	Richardson Electronics, Ltd.
(State or other jurisdiction of incorporation)	Delaware
(Commission file Number)	0-12906
(IRS Employer Identification No.)	36-2096643
(Address of principal executive office)	40W267 Keslinger Road, P. O. Box 393, La Fox, IL
(Zip Code)	60147-0393
Registrant's telephone number, including area code	630-208-2386

This Current Report on Form 8-K contains a total of 2 pages.

Item 5. Other.

Richardson Electronics Appoints Chief Financial Officer Dario Sacomani To Lead Richardson Electronics Global Finance Organization

LaFox, IL, USA, June 3, 2002: -- Richardson Electronics, Ltd (NASDAQ: RELL), today announced that it has appointed Dario Sacomani as Senior Vice President and Chief Financial Officer to lead the Company's global finance organization and to enhance the Company's growth through its strategy of engineered solutions.

Mr. Sacomani is a 22-year veteran of the semiconductor industry with 18 years of experience with Motorola where he held numerous management positions of increasing responsibility in finance and accounting. Dario was appointed Senior Vice President, Chief Financial Officer and Treasurer of On Semiconductor in Phoenix, AZ when the company was spun off from Motorola's semiconductor products sector in 1998.

Edward J. Richardson, Chairman of the Board and Chief Executive Officer, commented, "Dario brings a wealth of experience in managing finance and accounting operations on a global basis for two of the finest semiconductor and technology companies in the industry. As Richardson Electronics continues to execute on its long-range strategy of engineered solutions, Dario's experience will play a key role in our future growth".

Richardson Electronics' appointment of Dario Sacomani is effective immediately. Dario Sacomani will replace William Garry who has resigned as the Company's Chief Financial Officer and as a director of the Company. We are very grateful to Mr. Garry for his contribution to Richardson Electronics, and we wish him every success in his future endeavors.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics.

Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp .